Exhibit 99.2
December 15, 2017

Contact:	Investor contact:
Media Relations	Matt Grady
(206) 304-0008	Director, Investor Relations
newsroom@alaskaair.com	(206) 392-5382

Alaska Air Group reports November 2017 operational results

SEATTLE — Alaska Air Group, Inc. (NYSE: ALK) today reported November and year-to-date operational results on a consolidated basis, for its mainline operations operated by subsidiaries Alaska Airlines, Inc. (Alaska) and Virgin America Inc. (Virgin America), and for its regional flying operated by subsidiary Horizon Air Industries, Inc. (Horizon) and third-party regional carriers SkyWest Airlines and Peninsula Airlines.

Air Group's acquisition of Virgin America took place on Dec. 14, 2016. Operational results below include Virgin America results from pre-acquisition periods for comparison.

AIR GROUP
On a combined basis for all operations, Air Group reported a 9.2 percent increase in traffic on a 9.3 percent increase in capacity compared to November 2016. Load factor decreased 0.1 points to 84.2 percent.

The following table shows the operational results for November and year-to-date compared to the prior-year periods(1):

	November			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	3,628	3,438	5.5%	40,315	38,439	4.9%
Revenue passenger miles RPM (000,000) "traffic"	4,394	4,023	9.2%	47,833	44,628	7.2%
Available seat miles ASM (000,000) "capacity"	5,215	4,773	9.3%	56,597	52,991	6.8%
Passenger load factor	84.2%	84.3%	(0.1) pts	84.5%	84.2%	0.3 pts

(1)	2016 information has been adjusted to include Virgin America operating results for comparison.

ALASKA
Alaska reported a 6.7 percent increase in traffic on a 7.7 percent increase in capacity compared to November 2016. Load factor decreased 0.8 points to 85 percent. Alaska also reported 83.2 percent of its flights arrived on time in November 2017, compared to 88 percent reported in November 2016.

The following table shows Alaska's operational results for November and year-to-date compared to the prior-year periods:

	November			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	2,103	1,989	5.7%	23,909	22,370	6.9%
RPMs (000,000)	2,875	2,694	6.7%	32,289	30,053	7.4%
ASMs (000,000)	3,383	3,141	7.7%	37,885	35,413	7.0%
Passenger load factor	85.0%	85.8%	(0.8) pts	85.2%	84.9%	0.3 pts
On-time arrivals as reported to U.S. DOT	83.2%	88.0%	(4.8) pts	82.5%	88.3%	(5.8) pts

VIRGIN AMERICA
Virgin America traffic increased 12.4 percent on a 9.9 percent increase in capacity compared to November 2016. Load factor increased 1.9 points to 84 percent. Virgin America also reported 77.5 percent of its flights arrived on time in November 2017, compared to 81.5 percent in November 2016.

The following table shows Virgin America operational results for November and year-to-date compared to the prior-year periods:

	November			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	749	686	9.2%	7,683	7,399	3.8%
RPMs (000,000)	1,159	1,031	12.4%	11,799	11,161	5.7%
ASMs (000,000)	1,380	1,256	9.9%	14,039	13,297	5.6%
Passenger load factor	84.0%	82.1%	1.9 pts	84.0%	83.9%	0.1 pts
On-time arrivals as reported to U.S. DOT	77.5%	81.5%	(4.0) pts	68.8%	77.0%	(8.2) pts

REGIONAL
Regional traffic increased 20.8 percent on a 20.2 percent increase in capacity compared to November 2016. Load factor increased 0.3 points to 79.6 percent. Alaska's regional partners also reported 85.1 percent of its flights arrived on time in November 2017, compared to 87.6 percent in November 2016.

The following table shows regional operational results for November and year-to-date compared to the prior-year periods:

	November			Year-to-Date
	2017	2016	Change	2017	2016	Change
Revenue passengers (000)	776	763	1.7%	8,723	8,670	0.6%
RPMs (000,000)	360	298	20.8%	3,745	3,414	9.7%
ASMs (000,000)	452	376	20.2%	4,673	4,281	9.2%
Passenger load factor	79.6%	79.3%	0.3 pts	80.1%	79.7%	0.4 pts
On-time arrivals as reported to U.S. DOT	85.1%	87.6%	(2.5) pts	87.6%	87.3%	0.3 pts

Alaska Airlines, together with Virgin America and its regional partners, flies 40 million guests a year to 118 destinations with an average of 1,200 daily flights across the United States and to Mexico, Canada, Costa Rica and Cuba. With Alaska and Alaska Global Partners, guests can earn and redeem miles on flights to more than 900 destinations worldwide. Alaska Airlines ranked “Highest in Customer Satisfaction Among Traditional Carriers in North America” in the J.D. Power North America Satisfaction Study for 10 consecutive years from 2008 to 2017. Learn more about Alaska’s award-winning service at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines, Virgin America and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).

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